Exhibit F-2


                                 August 28, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Application of PP&L Resources, Inc. on
               Form U-1 under the Public Utility Holding
               Company Act of 1935 (File No. 70-9165)
               -----------------------------------------

Ladies and Gentleman:

          This opinion supplements my previous opinion to the Securities and Exchange Commission (the "Commission") dated August 13, 1998, which was filed as Exhibit F-1 to the Application on Form U-1 (File No. 70-9165) (the "Application") of PP&L Resources, Inc. (the "Company") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requested that the Commission issue an order authorizing the acquisition by the Company of all of the issued and outstanding shares of common stock of Penn Fuel Gas, Inc. ("Penn Fuel"), a Pennsylvania corporation and an exempt intrastate holding company under the Act (the "Transaction"). Penn Fuel is the parent holding company of PFG Gas, Inc., which provides regulated natural gas service in southern and eastern Pennsylvania and in a small portion of northern Maryland, and North Penn Gas Company, which provides regulated natural gas service in northwestern and north central Pennsylvania.

          In connection with this opinion, I have examined such corporate records, certificates, and other documents as I have considered relevant and necessary as a basis for the opinions expressed in this letter.

          The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions:

          a. The Transaction has been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the shareholders of Penn Fuel.

          b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction have been obtained or made, as the case may be, and have become final and unconditional in all respects and remain in effect (including the approval and authorization of the Commission under the Act) and the Transaction has been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Registration Statement of the Company on Form S-4, as amended to date (File No. 33-33565), filed with the Commission in connection with the Transaction on August 13, 1997, amended on September 4, 1997, and declared effective by the Commission on September 5, 1997, has remained effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto.

          e. All corporate formalities required by the laws of the Commonwealth of Pennsylvania for the consummation of the Transaction have been taken.

          f. The parties have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

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
          1. The Transaction has complied with all applicable laws of the Commonwealth of Pennsylvania.

          2. The Transaction has been consummated in accordance with the Application.

          3. The Company and Penn Fuel are each a corporation validly organized and duly existing under the laws of the Commonwealth of Pennsylvania.

          4. The shares of Company common stock issued in the Transaction have been validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto as set forth in the Articles of Incorporation of the Company. The shares of Penn Fuel common and preferred stock acquired by the Company in the Transaction were validly issued, fully paid and nonassessable, and the holders thereof were entitled to the rights and privileges appertaining thereto as set forth in the Articles of Incorporation of Penn Fuel.

          5. The shares of Penn Fuel common and preferred stock acquired by the Company in the Transaction have been legally acquired by the Company.

          6. The consummation of the Transaction has not violated the legal rights of the holders of any securities issued by the Company, or any associate company thereof.

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
          This opinion is being delivered solely for the benefit of the person to whom it is addressed; accordingly, it may not be utilized by any other person for any other purpose without my prior consent. I hereby consent to the use of this opinion as an exhibit to the Application.

                                        Very truly yours,

                                        /s/  Michael A. McGrail
                                        -----------------------
                                             Michael A. McGrail

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